Exhibit 99.1

CONTACT: Shintaro Asako MediciNova, Inc. Phone: 858-373-1500 E-mail: asako@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces Extension of Share Repurchase Program

SAN DIEGO, Calif. – June 14, 2006 — MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code number: 4875), today announced that the Board of Directors has authorized to extend the previously announced stock option repurchase plan through December 31, 2006. The repurchase authority, previously adopted in November 2005, covers up to 5 million shares of its outstanding common stock at an aggregate purchase price of up to 700 million Japanese yen. Since inception, the Company has repurchased 925,000 shares with an aggregate purchase price of approximately 120 million Japanese yen under the repurchase program.

“The Board’s decision to extend the share repurchase program reflects the Board’s belief in the Company’s long-term growth and considers the current market price of the Company’s common stock,” said Yuichi Iwaki, M.D., Ph.D., Executive Chairman and CEO of MediciNova, Inc.

The authority will be exercised from time to time beginning June 13, 2006 and extending to December 31, 2006, unless earlier terminated, as market conditions warrant and subject to applicable regulatory considerations. Any repurchases are intended to be held in treasury for general corporate purposes.

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes six compounds in clinical testing, targets a variety of prevalent medical conditions, including asthma, Generalized Anxiety Disorder, multiple sclerosis, interstitial cystitis, status asthmaticus, preterm labor cancer and urinary incontinence. For more information on MediciNova, Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the strength of the company’s confidence in the long-term growth potential of the company. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including results of clinical studies and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.

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